Exhibit 3.1

CERTIFICATE OF FORMATION

OF

AMERICAN HONDA RECEIVABLES LLC

This Certificate of Formation of American Honda Receivables LLC (the “Company”), dated as of March 16, 2011, is duly executed and filed to form a limited liability company in accordance with the Delaware Limited Liability Company Act (6 Del. C. §18-201, et seq.).

1.          Name. The name of the limited liability company is American Honda Receivables LLC.

2.          Registered Office.   The address of its registered office in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801.

3.          Registered Agent.   The name and address of its registered agent for service of process in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of American Honda Receivables LLC as of the 16th day of March, 2011.

/s/ Paul C. Honda

Paul C. Honda
Authorized Person